UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 30, 2007
Date of report (date of earliest event reported)

COST-U-LESS, INC.
(Exact name of registrant as specified in its charter)

Washington	0-24543	91-1615590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3633 136th Place SE, Suite 110
Bellevue, Washington 98006
(Address of principal executive offices)(Zip code)

(425) 945-0213
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Cost-U-Less” refer to Cost-U-Less, Inc., a Washington corporation.

Item 8.01 Other Events.

Certain shareholders of Cost-U-Less have made statements in filings with the Securities and Exchange Commission suggesting that, among other things, our board of directors should engage an investment banker to help explore alternatives for enhancing value and liquidity for shareholders. While our ongoing policy is not to comment publicly on the nature and content of our strategic deliberations and related activities, we believe that the statements made in these shareholder filings may create an inaccurate impression of our record of financial adviser engagements. We believe that our shareholders will benefit from a more accurate view of how much attention our board of directors is paying to this important subject.

Our board of directors has on several occasions over the past six years engaged professional financial advisers to assist in evaluating strategic alternatives. Since conducting our initial public offering in 1998, our board of directors has formally engaged three outside financial advisers, on four separate occasions, during the period from 2000 to 2004, and most recently in 2006. These engagements were primarily broad mandates to examine a range of potential strategic opportunities, and in some cases involved assessment of specific opportunities that were under consideration. Strategic alternatives examined have included not only potential business combinations but also acquisition or divestiture opportunities, strategic partnering opportunities and potential equity financings, as well as alternative uses for our cash and borrowing capacity such as possible expansion of the stock repurchase programs we have implemented periodically since 2001.

In December 2002, we engaged Delafield Hambrecht, Inc., a Seattle-based investment banker, to help identify and assess potential acquirors and other strategic opportunities. Delafield Hambrecht had largely concluded this initial assignment by mid-2003. Later, in December 2003, our board of directors renewed its engagement of Delafield Hambrecht for an additional 12-month period. Less than a year after expiration of this engagement, in November 2005, Delafield Hambrecht’s chief executive officer, John D. Delafield, announced in an SEC filing that he and his firm and other related parties had acquired more than 7% beneficial ownership of our outstanding common shares. Later SEC filings by the Delafield group have disclosed an increase of its beneficial ownership to 9.5%, and have also included letters to our management suggesting, among other things, that we hire an investment banker to explore strategic alternatives. Mr. Delafield has publicly indicated that his group is itself interested in possibly acquiring the Company.

In November 2006, we engaged our current financial adviser, Cascadia Capital, LLC, to assist our board of directors in exploring a range of strategic alternatives. Cascadia Capital is a Seattle-based investment bank focused on serving emerging growth and middle market companies. Cascadia Capital employs 20 professionals and offers its clients a nationally recognized M&A advisory practice.

This current report contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that our efforts to identify strategic alternatives, even as assisted by the engagement of a financial adviser, may not successfully lead to the identification or implementation of a strategic alternative, and that any strategic alternative identified by us may not be attractive to our shareholders and may not result in enhanced shareholder value. Other risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated include those risks and uncertainties detailed in our periodic reports filed with the SEC.

The press release disclosing our record of financial adviser engagements is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release of Cost-U-Less, Inc., dated January 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cost-U-Less, Inc.

Dated: January 30, 2007                    By: /s/ Martin P. Moore
                                    Name:  Martin P. Moore
                                    Title:  Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Cost-U-Less, Inc., dated January 30, 2007